Exhibit 99.1

News

Heidrick & Struggles Reports 2012 Third Quarter Financial Results

CHICAGO (October 31, 2012) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its third quarter ended September 30, 2012.

“The improvements we’ve made to our cost structure have resulted in an increase in our year-to-date operating margin despite the revenue challenges we continue to face in the macroeconomic environment,” said L. Kevin Kelly, Chief Executive Officer. “We believe we are winning a strong share of the C-suite and Board level searches, but clients are still safeguarding their resources related to expansion and growth until the environment becomes more stable, affecting the pace of new hiring decisions. We are steadfastly serving clients with our search and leadership consulting expertise and continue to focus on evolving our business model to foster growth and enhanced profitability.”

Consolidated net revenue was $117.3 million in the third quarter, down 17.5 percent from $142.2 million in the 2011 third quarter, or approximately 15 percent on a constant currency basis. Exchange rate fluctuations negatively impacted net revenue by $3.1 million. Year over year, net revenue declined 5.8 percent in the Americas, 43.0 percent in Europe (approximately 38 percent on a constant currency basis), and 15.2 percent in Asia Pacific (approximately 12 percent on a constant currency basis). All industry practices except the Education & Social Enterprise practice contributed to the decline. Net revenue from Leadership Consulting was $8.9 million, down 31.3 percent from the prior year quarter, and represented 7.6 percent of total net revenue. Americas and Europe contributed to the $4.0 million decline almost equally.

The number of executive search and leadership consulting consultants at September 30, 2012 was 332, compared to 386 at September 30, 2011, and 340 at June 30, 2012. The year-over-year decrease reflects a global workforce reduction in the 2011 fourth quarter, and turnover in 2012. The number of executive search confirmations in the quarter declined 20.2 percent compared to the 2011 third quarter, and declined 5.4 percent compared to the 2012 second quarter. Productivity, as measured by annualized net revenue per consultant, was $1.4 million, compared to $1.5 million in the 2011 third quarter and $1.3 million in the 2012 second quarter. Average revenue per executive search was $123,700 compared to $117,600 in the 2011 third quarter and $114,800 in the 2012 second quarter.

Salaries and employee benefits decreased 20.1 percent, or $20.1 million, to $79.6 million from $99.7 million in the 2011 third quarter. Fixed compensation expense decreased $9.1 million, mostly reflecting a reduction in worldwide headcount of approximately 9 percent compared to the 2011 third quarter. Variable compensation expense decreased $11.0 million, primarily reflecting lower bonus accruals in the quarter related to lower net revenue. Salaries and employee benefits were 67.9 percent of net revenue for the quarter, compared to 70.1 percent in the 2011 third quarter.

General and administrative expenses decreased 4.5 percent, or $1.3 million, to $27.5 million from $28.8 million in the 2011 third quarter. The two largest contributors of the decline, a reduction in travel and entertainment related expenses and premise related costs, were partially offset by $2.5 million of expense related to a global Partners’ meeting held in July. As a percentage of net revenue, consolidated general and administrative expenses were 23.4 percent, compared to 20.2 percent in the 2011 third quarter.

Operating income in the 2012 third quarter was $10.2 million and operating margin (operating income as a percentage of net revenue) was 8.7 percent compared to an operating loss of $12.6 million in the 2011 third quarter. In the 2011 third quarter, the company recorded non-cash impairment charges in the amount of $26.4 million, substantially all of which was to write off the entire carrying value of the goodwill and intangible assets related to its European business. Excluding the impairment charges of $26.4 million in the 2011 third quarter, which management believes more appropriately reflects core operations, operating income was $13.7 million and operating margin was 9.7 percent.

Net income was $4.1 million and diluted earnings per share were $0.23. The effective tax rate in the quarter of 59.0 percent, which is based on a full year projected tax rate of approximately 67 percent, is higher than the statutory rate because of losses incurred that are not benefitted for tax purposes due to valuation allowances in certain jurisdictions. In the 2011 third quarter, the net loss was $32.4 million and the net loss per share was $1.82 based on a tax rate in the quarter of 129.2 percent. The 2011 third quarter tax rate primarily reflected income that was reduced by the goodwill impairment charge without any tax benefit, establishment of valuation allowances that increased tax expense, and an inability to recognize losses in certain jurisdictions at this time.

Net cash provided by operating activities in the quarter was $33.8 million, compared to $51.0 million in the 2011 third quarter. Cash and cash equivalents at September 30, 2012 were $127.1 million, compared to $96.9 million at June 30, 2012, and $135.5 million at September 30, 2011.

Regional Review

For segment purposes, reimbursements of out-of-pocket expenses classified as revenue, and restructuring and impairment charges, are reported separately and, therefore, are not included in the results of each geographic region. The company believes that analyzing trends in revenue before reimbursements (net revenue) and operating income excluding restructuring and impairment charges more appropriately reflect the company’s core operations.

$ in millions	3Q 12	3Q 11	Change	2Q 12	Change
Americas
Net revenue	$72.4	$76.9	$(4.4)	$65.3	$7.1
Operating income	$21.3	$17.9	$3.4	$15.4	$5.9
Consultants	156	176	(20)	157	(1)

Europe
Net revenue	$21.5	$37.8	$(16.2)	$27.1	$(5.6)
Operating income	$0.5	$2.4	$(1.9)	$1.1	$(0.6)
Consultants	91	126	(35)	98	(7)

Asia Pacific
Net revenue	$23.4	$27.5	$(4.2)	$23.6	$(0.2)
Operating income	$1.5	$2.8	$(1.3)	$2.2	$(0.7)
Consultants	85	84	1	85	0

Global Operations Support	$(13.0)	$(9.3)	$(3.7)	$(11.5)	$(1.6)
Restructuring charges	$—	$—	$—	$(0.5)	$0.5
Impairment charges	$—	$(26.4)	$26.4	$—	$—

Total operating income	$10.2	$(12.6)	$22.8	$6.7	$3.4

Totals and subtotals may not equal the sum of individual line items due to rounding.

Net revenue in the Americas declined 5.8 percent year over year. Declines in the Financial Services, Life Sciences, and Global Technology & Services practices, and in Leadership Consulting were partially offset by growth in the Industrial practice. Third quarter operating margin was 29.4 percent compared to 23.3 percent in the 2011 third quarter mainly as a result of reductions in salaries and employee benefits expense and general and administrative expenses, partially offset by the decline in net revenue. Compared to the 2012 second quarter, net revenue increased 10.9 percent, driven largely by improvement in the Industrial and Consumer Markets practices. Operating income increased 38.2 percent sequentially, mostly reflecting the increase in net revenue.

Primarily reflecting continued weakness in most economies throughout Europe, net revenue in this region declined 43.0 percent in the third quarter (approximately 38 percent on a constant currency basis). Exchange rate fluctuations negatively impacted year-over-year third quarter net revenue by $1.7 million. All industry practices and Leadership Consulting were down compared to the prior year. Total headcount in this region declined approximately 21 percent year over year, primarily as a result of the company’s 2011 fourth quarter restructuring initiatives which focused on improving profitability in this region. The reduction in headcount contributed to the year-over-year decline in revenue, but also resulted in lower salaries and employee benefits expense. Despite the decline in revenue, an improved cost structure in this region resulted in an operating margin of 2.2 percent. Compared to the 2012 second quarter, net revenue declined 20.7 percent, driven by declines in the Industrial and Consumer Markets practices. Operating income declined 56.8 percent mostly reflecting the sequential decline in net revenue.

Asia Pacific net revenue declined 15.2 percent in the third quarter (approximately 12 percent on a constant currency basis), mainly reflecting declines in the Consumer Markets and Financial Services practices. Exchange rate fluctuations negatively impacted year-over-year third quarter net revenue by $0.8 million. The region reported operating margin of 6.2 percent compared to 10.1 percent in the prior year quarter, mostly reflecting the decline in net revenue partially offset by lower salaries and employee benefits expense. Compared to the 2012 second quarter, net revenue was essentially flat. Increases in the Financial Services and Industrial practices and in Leadership Consulting were offset by declines in the other four industry practices. Operating income declined 33.6 percent primarily reflecting start-up costs associated with the recruitment of a consultant team in Dubai at the end of the 2012 second quarter.

Global Operations Support was $13.0 million in the third quarter, up $3.7 million compared to the 2011 third quarter. A majority of the increase, $2.5 million, related to a global Partners’ meeting in the quarter.

Nine Months Results

For the nine months ended September 30, 2012 consolidated net revenue of $339.9 million declined 15.2 percent (approximately 13 percent on a constant currency basis) from $400.6 million in the first nine months of 2011. Exchange rate fluctuations negatively impacted net revenue by $7.6 million. Productivity, as measured by annualized net revenue per consultant, was $1.3 million compared to $1.4 million for the first nine months of 2011. The number of executive searches confirmed in the first nine months of 2012 declined 18.0 percent compared to the first nine months of 2011. The average revenue per executive search was $112,600 compared to $108,800 for the same period in 2011.

Operating income for the first nine months was $20.1 million and operating margin was 5.9 percent. In the 2012 first and second quarters, the company recorded restructuring charges of $0.8 million related to initiatives the company took in the 2011 fourth quarter to reduce overall costs and improve operational efficiencies. Excluding restructuring charges, which management believes more appropriately reflects core operations, operating income for the first nine months of 2012 was $20.9 million and operating margin was 6.2 percent. For the same period of 2011 the company reported an operating loss of $6.4 million which included impairment charges of $26.4 million. Excluding impairment charges, which management believes more appropriately reflects core operations, operating income for the first nine months of 2011 was $20.0 million and operating margin was 5.0 percent.

Net income for the first nine months of 2012 was $6.6 million and diluted earnings per share were $0.37, reflecting an effective tax rate of 66.8 percent. This compares to a net loss for the first nine months of 2011 of $29.6 million and a loss per share of $1.67, reflecting a tax rate of 227.9 percent that was primarily due to the establishment of valuation allowances on several of the European entities, non-recognition of tax benefits related to the corresponding losses for those entities, and non-recognition of tax benefits related to goodwill impairment.

2012 Outlook

The company is forecasting 2012 fourth quarter net revenue of between $105 million and $115 million based on its assumptions for the anticipated volume of new executive search and leadership consulting projects, the current backlog, consultant productivity, consultant retention, the seasonality of its business, the uncertainty in the global economic climate, and no change in future currency rates.

Added Kelly, “Continued macroeconomic uncertainty makes it all the more essential for us to execute on our long-term goal of becoming the world’s premier Leadership Advisory Company, the source for all global talent needs. Armed with the best global network of consultant teams in the business, we continue to focus on the top-tier layer of executive search while diversifying our business with a deeper suite of leadership talent advisory services. We are also leveraging our brand equity to cultivate new clients, add new consultants, and establish new practice sub sector specialties.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the 2012 third quarter results today, October 31, at 9:00 a.m. Central Time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure near the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:

•	Operating income, net income, and operating margin to the extent presented as excluding restructuring and/or impairment charges; and

•	Constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

$ in thousands	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
Operating Income
GAAP operating income/(loss)	$(12,635)	$(6,413)	$20,110
Restructuring charges	—	—	810
Impairment charges	26,366	26,366	—

Non-GAAP operating income	$13,731	$19,953	$20,920

Operating Margin
GAAP operating income as % of net revenue	-8.9%	-1.6%	5.9%
Non-GAAP operating income as % of net revenue	9.7%	5.0%	6.2%

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract, integrate, manage, and retain qualified executive search consultants; our ability to develop and maintain strong, long-term relationships with our clients; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; unfavorable tax law changes and tax authority rulings; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; our reliance on information management systems; any further impairment of our goodwill and other intangible assets; and the ability to align our cost structure and headcount with net revenue. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts

Investors & Analysts:

Julie Creed, Vice President, Investor Relations & Real Estate:

+1 312 496 1774 or jcreed@heidrick.com

Media:

Jennifer Nelson, Director, Global Marketing:

+1 404 682 7373 or jnelson@heidrick.com

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2012	2011	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$117,312	$142,213	$(24,901)	-17.5%
Reimbursements	5,033	7,092	(2,059)	-29.0%

Total revenue	122,345	149,305	(26,960)	-18.1%

Operating expenses:
Salaries and employee benefits	79,628	99,700	(20,072)	-20.1%
General and administrative expenses	27,499	28,782	(1,283)	-4.5%
Reimbursed expenses	5,033	7,092	(2,059)	-29.0%
Impairment charges	—	26,366	(26,366)

Total operating expenses	112,160	161,940	(49,780)	-30.7%

Operating income (loss)	10,185	(12,635)	22,820	180.6%

Non-operating income (expense):
Interest income, net	149	300
Other, net	(299)	(1,803)

Net non-operating expense	(150)	(1,503)

Income (loss) before income taxes	10,035	(14,138)
Provision for income taxes	5,924	18,263

Net income (loss)	4,111	(32,401)
Other comprehensive income (loss), net of tax	1,278	(8,038)

Comprehensive income (loss)	$5,389	$(40,439)

Basic weighted average common shares outstanding	17,995	17,840
Dilutive common shares	102	—

Diluted weighted average common shares outstanding	18,097	17,840

Basic net income (loss) per common share	$0.23	$(1.82)
Diluted net income (loss) per common share	$0.23	$(1.82)
Salaries and employee benefits as a percentage of net revenue	67.9%	70.1%
General and administrative expense as a percentage of net revenue	23.4%	20.2%
Operating income (loss) as a percentage of net revenue	8.7%	-8.9%
Effective income tax rate	59.0%	-129.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2012	2011	$ Change	% Change	2012 Margin *	2011 Margin *
Revenue:
Americas	$72,424	$76,886	$(4,462)	-5.8%
Europe	21,538	37,780	(16,242)	-43.0%
Asia Pacific	23,350	27,547	(4,197)	-15.2%

Revenue before reimbursements (net revenue)	117,312	142,213	(24,901)	-17.5%
Reimbursements	5,033	7,092	(2,059)	-29.0%

Total revenue	$122,345	$149,305	$(26,960)	-18.1%

Operating income (loss):
Americas	$21,293	$17,877	$3,416	19.1%	29.4%	23.3%
Europe	479	2,410	(1,931)	-80.1%	2.2%	6.4%
Asia Pacific	1,456	2,792	(1,336)	-47.9%	6.2%	10.1%

Total regions	23,228	23,079	149	0.6%	19.8%	16.2%
Global Operations Support	(13,043)	(9,348)	(3,695)	-39.5%

Operating income before impairment charges	10,185	13,731	(3,546)	-25.8%	8.7%	9.7%
Impairment charges	—	(26,366)	26,366

Operating income (loss)	$10,185	$(12,635)	$22,820	180.6%	8.7%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$339,903	$400,634	$(60,731)	-15.2%
Reimbursements	16,517	19,164	(2,647)	-13.8%

Total revenue	356,420	419,798	(63,378)	-15.1%

Operating expenses:
Salaries and employee benefits	236,159	287,300	(51,141)	-17.8%
General and administrative expenses	82,824	93,381	(10,557)	-11.3%
Reimbursed expenses	16,517	19,164	(2,647)	-13.8%
Restructuring charges	810	—	810
Impairment charges	—	26,366	(26,366)

Total operating expenses	336,310	426,211	(89,901)	-21.1%

Operating income (loss)	20,110	(6,413)	26,523	413.6%

Non-operating income (expense):
Interest income, net	856	853
Other, net	(949)	(3,477)

Net non-operating expense	(93)	(2,624)

Income (loss) before income taxes	20,017	(9,037)

Provision for income taxes	13,375	20,596

Net income (loss)	6,642	(29,633)
Other comprehensive income (loss), net of tax	1,316	(2,064)

Comprehensive income (loss)	$7,958	$(31,697)

Basic weighted average common shares outstanding	17,969	17,756
Dilutive common shares	167	—

Diluted weighted average common shares outstanding	18,136	17,756

Basic net income (loss) per common share	$0.37	$(1.67)
Diluted net income (loss) per common share	$0.37	$(1.67)
Salaries and employee benefits as a percentage of net revenue	69.5%	71.7%
General and administrative expense as a percentage of net revenue	24.4%	23.3%
Operating income (loss) as a percentage of net revenue	5.9%	-1.6%
Effective income tax rate	66.8%	-227.9%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change	2012 Margin *	2011 Margin *
Revenue:
Americas	$196,614	$217,108	$(20,494)	-9.4%
Europe	75,746	99,858	(24,112)	-24.1%
Asia Pacific	67,543	83,668	(16,125)	-19.3%

Revenue before reimbursements (net revenue)	339,903	400,634	(60,731)	-15.2%
Reimbursements	16,517	19,164	(2,647)	-13.8%

Total revenue	$356,420	$419,798	$(63,378)	-15.1%

Operating income (loss):
Americas	$49,146	$44,254	$4,892	11.1%	25.0%	20.4%
Europe	2,964	(2,012)	4,976	247.3%	3.9%
Asia Pacific	3,908	10,197	(6,289)	-61.7%	5.8%	12.2%

Total regions	56,018	52,439	3,579	6.8%	16.5%	13.1%
Global Operations Support	(35,098)	(32,486)	(2,612)	-8.0%

Operating income before restructuring and impairment charges	20,920	19,953	967	4.8%	6.2%	5.0%
Restructuring charges	(810)	—	(810)
Impairment charges	—	(26,366)	26,366

Operating income (loss):	$20,110	$(6,413)	$26,523	413.6%	5.9%

*	Margin based on revenue before reimbursements (net revenue).

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$127,137	$185,390
Restricted cash	124	440
Accounts receivable, net	88,261	69,081
Other receivables	9,472	9,404
Prepaid expenses	16,782	16,551
Other current assets	1,353	1,382
Income taxes recoverable	5,990	19,866
Deferred income taxes	10,140	8,211

	259,259	310,325

Non-current assets:
Property and equipment, net	42,586	44,781
Restricted cash	1,515	1,470
Assets designated for retirement and pension plans	22,698	22,883
Investments	11,617	9,868
Other non-current assets	5,944	6,480
Goodwill	91,270	90,696
Other intangible assets, net	2,021	2,556
Deferred income taxes	23,322	26,506

Total non-current assets	200,973	205,240

Total assets	$460,232	$515,565

Current liabilities:
Accounts payable	$6,009	$9,157
Accrued salaries and employee benefits	86,119	131,697
Other current liabilities	31,913	39,362
Income taxes payable	6,120	4,868
Deferred income taxes	185	6

Total current liabilities	130,346	185,090

Non-current liabilities:
Retirement and pension plans	33,440	31,747
Other non-current liabilities	42,581	47,396
Deferred income taxes	94	37

Total non-current liabilities	76,115	79,180

Stockholders’ equity	253,771	251,295

Total liabilities and stockholders’ equity	$460,232	$515,565

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,
	2012	2011
Cash flows - operating activities:
Net income (loss)	$4,111	$(32,401)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,791	2,896
Deferred income taxes	(191)	11,065
Net realized and unrealized losses on investments	27	488
Stock-based compensation expense	1,281	1,013
Impairment charges	—	26,366
Cash paid for restructuring charges	(2,080)	(98)
Changes in assets and liabilities:
Trade and other receivables	(2,572)	4,702
Accounts payable	(2,061)	(1,157)
Accrued expenses	22,333	28,771
Income taxes recoverable (payable), net	7,078	4,911
Retirement and pension plan assets and liabilities	159	(872)
Prepayments	3,322	1,591
Other assets and liabilities, net	(440)	3,722

Net cash provided by operating activities	33,758	50,997

Cash flows - investing activities:
Restricted cash	51	705
Capital expenditures	(1,134)	(6,463)
Acquisition of business and earnout payments, net of cash acquired	—	(3,930)
Purchases of available for sale investments	(97)	(192)
Proceeds from sale of available for sale investments	30	28
Other, net	—	89

Net cash used in investing activities	(1,150)	(9,763)

Cash flows - financing activities:
Cash dividends paid	(2,348)	(2,324)
Payment of employee tax withholdings on equity transactions	(61)	(3)
Purchases of treasury stock	(1,123)	—

Net cash used in financing activities	(3,532)	(2,327)

Effect of exchange rate fluctuations on cash and cash equivalents	1,210	(6,486)

Net increase in cash and cash equivalents	30,286	32,421
Cash and cash equivalents at beginning of period	96,851	103,078

Cash and cash equivalents at end of period	$127,137	$135,499

Heidrick & Struggles International, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows - operating activities:
Net income (loss)	$6,642	$(29,633)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	8,083	7,207
Write-off of investment	—	2,810
Deferred income taxes	1,509	9,815
Net realized and unrealized losses on investments	27	488
Stock-based compensation expense	4,081	4,161
Impairment charges	—	26,366
Restructuring charges	810	—
Cash paid for restructuring charges	(8,743)	(658)
Changes in assets and liabilities:
Trade and other receivables	(18,622)	(21,154)
Accounts payable	(3,165)	889
Accrued expenses	(48,861)	(12,716)
Income taxes recoverable (payable), net	15,309	1,658
Retirement and pension plan assets and liabilities	956	(290)
Prepayments	(75)	(1,988)
Other assets and liabilities, net	(1,110)	2,393

Net cash used in operating activities	(43,159)	(10,652)

Cash flows - investing activities:
Restricted cash	282	13
Capital expenditures	(6,248)	(16,250)
Acquisition of business and earnout payments, net of cash acquired	—	(3,930)
Purchases of available for sale investments	(1,023)	(799)
Proceeds from sale of available for sale investments	107	58
Loan to equity method investment	—	(1,008)
Other, net	—	89

Net cash used in investing activities	(6,882)	(21,827)

Cash flows - financing activities:
Cash dividends paid	(7,294)	(7,380)
Payment of employee tax withholdings on equity transactions	(1,630)	(2,752)
Purchases of treasury stock	(1,123)	—
Acquisition earnout payments	(381)	—

Net cash used in financing activities	(10,428)	(10,132)

Effect of exchange rate fluctuations on cash and cash equivalents	2,216	(3,014)

Net decrease in cash and cash equivalents	(58,253)	(45,625)
Cash and cash equivalents at beginning of period	185,390	181,124

Cash and cash equivalents at end of period	$127,137	$135,499